Exhibit 3.1
RAMCO GERSHENSON PROPERTIES TRUST
ARTICLES SUPPLEMENTARY CLASSIFYING 50,000
SERIES A JUNIOR PARTICIPATING PREFERRED SHARES
OF BENEFICIAL INTEREST
          RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust (the “Trust”), certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
          FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Trust (the “Board of Trustees”) by Article VI of the Trust’s Articles of Amendment and Restatement of the Trust filed with the Department on October 2, 1997, as amended and supplemented (the “Declaration of Trust”), and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”), the Board of Trustees has, at a meeting held on March 25, 2009, adopted resolutions classifying and designating 50,000 authorized but unissued preferred shares of beneficial interest, par value $0.01 per share, of the Trust (the “Preferred Shares”) as a separate series of Preferred Shares designated as “Series A Junior Participating Preferred Shares of Beneficial Interest”, and setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such series of Preferred Shares, as set forth in Article SECOND of these Articles Supplementary, and authorized the issuance of up to 50,000 Series A Junior Participating Preferred Shares of Beneficial Interest.
          SECOND: The series of Preferred Shares of the Trust created by the resolutions duly adopted by the Board of Trustees and referred to in Article FIRST of these Articles Supplementary shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions (which, upon any restatement of the Declaration of Trust, shall be made a part of Article VI of the Declaration of Trust, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof):
          Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Shares of Beneficial Interest” (the “Series A Preferred Shares”) and the number of shares constituting such series shall be 50,000. Such number of shares may be increased or decreased by resolution of the Board of Trustees; provided, that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Trust convertible into Series A Preferred Shares.
          Section 2. Dividends and Distributions. (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Shares ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares, in preference to the common shares of beneficial interest, par value $0.01 per share, of the Trust

(the “Common Shares”), and any other shares of beneficial interest of the Trust junior to the Series A Preferred Shares with respect to dividends, shall be entitled to receive, when, as and if declared by the Board of Trustees out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.0001 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Shares. If the Trust shall at any time after March 25, 2009 (the “Rights Declaration Date”) (i) declare or pay any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares into a larger number of shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
          (B) The Trust shall declare a dividend or distribution on the Series A Preferred Shares as provided in Section 2(A) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, if no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.0001 per share on the Series A Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
          (C) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Trustees may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

          Section 3. Voting Rights. The holders of Series A Preferred Shares shall have only the following voting rights:
          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Shares shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Trust, and each fractional share of Series A Preferred Shares shall entitle the holder thereof to a pro rata fractional vote. If the Trust shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares into a larger number of shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
          (B) Except as otherwise provided herein or by law, or in any other Articles Supplementary creating a class or series of Preferred Shares or any similar shares, the holders of Series A Preferred Shares and the holders of Common Shares and any other shares of beneficial interest of the Trust having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Trust.
          (C) Except as set forth herein, or as otherwise provided by law, the holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any trust action.
          Section 4. Certain Restrictions. (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full or set aside for payment, the Trust shall not:
          (i) except pursuant to the provisions of the Declaration of Trust providing for limitations or restrictions on ownership of shares of beneficial interest of the Trust which are, expressly or by implication, to protect the status of the Trust as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”), declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of beneficial interest ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;
          (ii) declare or pay dividends on or make any other distributions on any shares of beneficial interest ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares of beneficial interest on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
          (iii) except pursuant to the provisions of the Declaration of Trust providing for limitations or restrictions on ownership of shares of beneficial interest of the Trust which are, expressly or by implication, to protect the status of the Trust as a Real Estate Investment Trust under the, redeem or purchase or otherwise acquire for consideration shares of any beneficial interest ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares; provided that the Trust may at any time redeem, purchase or otherwise acquire shares of any such parity shares of beneficial interest (a) in exchange for shares of any beneficial interest of the Trust ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares or (b) held by employees of the Trust or a subsidiary of the Trust upon the termination of their employment with the Trust or a subsidiary of the Trust; or
          (iv) purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares of beneficial interest ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Trustees) to all holders of such shares upon such terms as the Board of Trustees, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
          (B) The Trust shall not permit any subsidiary of the Trust to purchase or otherwise acquire for consideration any shares of beneficial interest of the Trust unless the Trust could, under Section 4(A), purchase or otherwise acquire such shares at such time and in such manner.
          Section 5. Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Trust in any manner whatsoever shall become authorized but unissued Preferred Shares of the Trust, without further designation and may be reissued as part of a new class or series of Preferred Shares to be created by resolution or resolutions of the Board of Trustees, subject to the conditions and restrictions on issuance set forth in the Declaration of Trust.
          Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Trust, no distribution shall be made to the holders of shares of beneficial interest ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received an amount equal to $1.00 per share of Series A Preferred Shares, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the

“Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in Section 6(C) below to reflect such events as share splits, share dividends and recapitalizations with respect to the Common Shares) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Preferred Shares and Common Shares, respectively, holders of Series A Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such Preferred Shares and Common Shares, on a per share basis, respectively.
          (B) If, however, there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of Preferred Shares, if any, that rank on a parity with the Series A Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. If, however, there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Shares.
          (C) If the Trust shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares into a larger number of shares or (iii) combine the outstanding Common Shares into a smaller number of shares, through a reverse share split of otherwise, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
          Section 7. Consolidation, Merger, etc. If the Trust shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of shares, securities, cash and any other property (payable in kind), as the case may be, into which or for which each share of Common Shares is changed or exchanged. If the Trust shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares into a larger number of shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
          Section 8. No Redemption. Except pursuant to the provisions of the Declaration of Trust providing for limitations or restrictions on ownership of shares of beneficial interest of the Trust which are, expressly or by implication, to protect the status of the Trust as a

Real Estate Investment Trust under the Internal Revenue Code, the Series A Preferred Shares shall not be redeemable by the Trust.
          Section 9. Rank. The Series A Preferred Shares shall rank junior with respect to payment of dividends and on liquidation to all other series of the Trust’s Preferred Shares outstanding on the date hereof and to all such other series that may be issued after the date hereof except to the extent that any such other series specifically provides that it shall rank junior to the Series A Preferred Shares.
          Section 10. Amendment. The Declaration of Trust of the Trust shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding Series A Preferred Shares, voting separately as a class.
          Section 11. Fractional Shares. Series A Preferred Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, to receive dividends thereon, and to participate in any distribution of assets and to have the benefit of all other rights of holders of Series A Preferred Shares.
          Section 12. Restrictions on Transfer, Acquisition and Redemption of Shares.
               Section 12.1 Definitions. For the purpose of this Section 12, the following terms shall have the following meanings:
          “Beneficial Ownership” shall mean ownership of Series A Preferred Shares by a Person, whether the interest in Series A Preferred Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
          “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
          “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 12.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
          “Charitable Trust” shall mean any trust provided for in Section 12.3.1.
          “Charitable Trustee” shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Constructive Ownership” shall mean ownership of Series A Preferred Shares by a Person, whether the interest in Series A Preferred Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
          “Declaration of Trust” shall mean this Declaration of Trust as filed for record with the Department, and any amendments and supplements thereto.
          “Department” shall mean the State Department of Assessments and Taxation of Maryland.
          “Excepted Holder” shall mean a shareholder of the Trust for whom an Excepted Holder Limit is created by this Section 12 or by the Board of Trustees pursuant to Section 12.2.7.
          “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Trustees pursuant to Section 12.2.7, and subject to adjustment pursuant to Section 12.2.8, the percentage limit established by the Board of Trustees pursuant to Section 12.2.7 upon the affirmative vote of 75% of the Trustees entitled to vote thereon.
          “Initial Date” shall mean the date upon which these Articles Supplementary containing this Section 12 are filed for record with the Department.
          “Market Price” on any date shall mean the Closing Price for the Series A Preferred Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Series A Preferred Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Series A Preferred Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Series A Preferred Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Series A Preferred Shares are listed or admitted to trading or, if such Series A Preferred Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Series A Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Series A Preferred Shares selected by the Board of Trustees or, in the event that no trading price is available for such Series A Preferred Shares, the fair market value of Series A Preferred Shares, as determined in good faith by the Board of Trustees.
          “NYSE” shall mean the New York Stock Exchange.
          “Ownership Limit” shall mean 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Series A Preferred Shares of the Trust.
          “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
          “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 12.2.1, would Beneficially Own or Constructively Own Series A Preferred Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Series A Preferred Shares that the Prohibited Owner would have so owned.
          “REIT” shall mean a real estate investment trust within the meaning of Section 856 of the Code.
          “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board determines (i) that it is no longer in the best interests of the Trust to attempt to, or continue to qualify as, a REIT or (ii) that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Series A Preferred Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.
          “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Series A Preferred Shares or the right to vote or receive dividends on Series A Preferred Shares, including (a) a change in the capital structure of the Trust, (b) a change in the relationship between two or more Persons which causes a change in ownership of Series A Preferred Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any disposition of any option or warrant), pledge, security interest or similar right to acquire Series A Preferred Shares (d) any disposition of any securities or rights convertible into or exchangeable for Series A Preferred Shares or any interest in Series A Preferred Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Series A Preferred Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or

Beneficially Owned and whether by operation of law or otherwise. For purposes of this Section 12, the right of a limited partner in Ramco- Gershenson Properties, L.P., a Delaware limited partnership (the “Partnership”), to require the Partnership to redeem such limited partner’s units of Partnership interest pursuant to the Amended and Restated Agreement of Limited Partnership of Ramco-Gershenson Properties, L.P., as amended, shall not be considered to be an option or similar right to acquire Series A Preferred Shares of the Trust. The terms “Transferring” and “Transferred” shall have the correlative meanings.
          Section 12.2 Series A Preferred Shares.
                    Section 12.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:
          (a) Basic Restrictions.
          (i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Series A Preferred Shares in excess of the Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own Series A Preferred Shares in excess of the Excepted Holder Limit for such Excepted Holder.
          (ii) No Person shall Beneficially or Constructively own Series A Preferred Shares to the extent that such Beneficial or Constructive Ownership of Series A Preferred Shares would result in the Trust (A) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (B) otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
          (iii) No person shall Transfer any Series A Preferred Shares if, as a result of the Transfer, the shares of beneficial interest of the Trust would be beneficially owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code). Notwithstanding any other provisions contained herein, any Transfer of Series A Preferred Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the shares of beneficial interest of the Trust being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Series A Preferred Shares.

                    (b) Transfer in Trust. If any Transfer of Series A Preferred Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Series A Preferred Shares in violation of Section 12.2.1(a)(i) or (ii);
          (i) then that number of Series A Preferred Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 12.2.1(a)(i) or (ii) (rounded to the nearest whole share so that such violation is not in existence) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 12.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Series A Preferred Shares; or
          (ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 12.2.1(a)(i) or (ii), then the Transfer of that number of Series A Preferred Shares that otherwise would cause any Person to violate Section 12.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Series A Preferred Shares.
               Section 12.2.2 Remedies for Breach. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 12.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Series A Preferred Shares in violation of Section 12.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Series A Preferred Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 12.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.
               Section 12.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Series A Preferred Shares that will or may violate Section 12.2.1(a), or any Person who would have owned Series A Preferred Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 12.2.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s status as a REIT.
               Section 12.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

                    (a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Series A Preferred Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Series A Preferred Shares and other shares Beneficially Owned and a description of the manner in which such shares are held; provided that a shareholder of record who holds outstanding Series A Preferred Shares as nominee for another Person, which other Person is required to include in gross income the dividends received on such Series A Preferred Shares (an “Actual Owner”), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Series A Preferred Shares of such Actual Owner with respect to which the shareholder of record is nominee. Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.
                    (b) each Person who is a Beneficial or Constructive Owner of Series A Preferred Shares and each Person (including the shareholder of record) who is holding Series A Preferred Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
               Section 12.2.5 Remedies Not Limited. Nothing contained in this Section 12.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust’s status as a REIT.
               Section 12.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 12.2, Section 12.3 or any definition contained in Section 12.1, the Board of Trustees shall have the power to determine the application of the provisions of this Section 12.2 or Section 12.3 with respect to any situation based on the facts known to it. In the event Section 12.2 or 12.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 12.1, 12.2 or 12.3.
               Section 12.2.7 Exceptions.
                    (a) The Board of Trustees, in its sole discretion and upon the vote of 75% of the members of the Board of Trustees entitled to vote thereon, may grant to any Person who makes a request therefor an exception to the Ownership Limit with respect to the ownership of any series or class of Preferred Shares, subject to the following conditions and limitations: (A) the Board of Trustees shall have determined that (x) assuming such Person would Beneficially or Constructively Own the maximum amount of Series A Preferred Shares permitted as a result of the exception to be granted and (y) assuming that all other Persons who would be treated as “individuals” for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would Beneficially or Constructively Own the maximum amount of Common Shares and Preferred Shares permitted under this Section 12 (taking into account any exception, waiver or exemption granted under this Section 12.2.7 to (or with respect to) such Persons), the Trust would not be “closely held” within the meaning of Section 856(h) of the Code (assuming that the ownership of Series A Preferred Shares is determined during the second half of a taxable year) and would not otherwise fail to qualify as a REIT; and (B) such Person provides to the Board of Trustees such representations and undertakings, if any, as the Board of Trustees may, in its reasonable discretion, determine to be necessary in order for the Board of Trustees to make the determination that the conditions set forth in clause (A) above of this Section 12.2.7(a) have been and/or will continue to be satisfied (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Person with respect to the Beneficial or Constructive Ownership of one or more other classes of Series A Preferred Shares not subject to the exception), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 12.2 with respect to Series A Preferred Shares held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (a)). If a member of the Board of Trustees requests that the Board of Trustees grant an exception pursuant to this subparagraph (a) with respect to such member or with respect to any other Person if such Board member would be considered to be the Beneficial or Constructive Owner of Series A Preferred Shares owned by such Person, such member of the Board shall not participate in the decision of the Board of Trustees as to whether to grant any such exception.
                    (b) In addition to exceptions permitted under subparagraph (a) above, the Board of Trustees, in its sole discretion and upon the vote of 75% of the members of the Board of Trustees entitled to vote thereon, may except a Person from the Ownership Limit and any Excepted Holder Limit if: (i) such Person submits to the Board of Trustees information satisfactory to the Board of Trustees, in its reasonable discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board of Trustees information satisfactory to the Board of Trustees, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Series A Preferred Shares in excess of the Ownership Limit by reason of the Excepted Holder’s ownership of Series A Preferred Shares in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (b); (iii) such Person submits to the Board of Trustees information satisfactory to the Board of Trustees, in its reasonable discretion, demonstrating that clause (2) of subparagraph (a)(ii) of Section 12.2.1 will not be violated by reason of the Excepted Holder’s ownership of Series A Preferred Shares in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (b); and (iv) such Person provides to the Board of Trustees such representations and undertakings, if any, as the Board of Trustees may, in its reasonable discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Series A Preferred Shares in excess of the Ownership Limit pursuant to any exception thereto granted under this subparagraph (b), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 12.2 with respect to Series A Preferred Shares held in excess of the Ownership Limit with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (b)).
                    (c) Prior to granting any exception pursuant to Section 12.2.7(a) or (b), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception as may be necessary or desirable so that such exception does not adversely affect the Trust’s ability to qualify, or to continue to qualify, as a REIT.
                    (d) Subject to Section 12.2.1(a)(ii), an underwriter or placement agent which participates in a public offering or a private placement of Series A Preferred Shares (or securities convertible into or exchangeable for Series A Preferred Shares) may Beneficially Own or Constructively Own Series A Preferred Shares (or securities convertible into or exchangeable for Series A Preferred Shares) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.
                    (e) The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.
               Section 12.2.8 Increase in Ownership Limit. The Board of Trustees may from time to time increase the Ownership Limit other than as to persons which are Exempted Holders, subject to the limitations provided in this Section 12.2.8.
                    (a) The Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders), could Beneficially Own, in the aggregate, more than 49.5% of the value of the outstanding Series A Preferred Shares.
                    (b) Prior to the modification of the Ownership Limit pursuant to this Section 12.2.8, the Board of Trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT if the modification in the Ownership Limit were to be made.
               Section 12.2.9 Legend. Each certificate for Series A Preferred Shares shall bear the following legend:
THE SERIES A PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF

THE TRUST’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (A “REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE TRUST’S DECLARATION OF TRUST, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY SERIES A PREFERRED SHARES OF THE TRUST IN EXCESS OF 9.8 PERCENT (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SERIES A PREFERRED SHARES OF THE TRUST UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES THAT WOULD RESULT IN THE TRUST BEING “CLOSELY HELD” UNDER SECTION 856(H) OF THE CODE OR OTHERWISE CAUSE THE TRUST TO FAIL TO QUALIFY AS A REIT; AND (III) NO PERSON MAY TRANSFER SHARES IF SUCH TRANSFER WOULD RESULT IN SHARES OF THE TRUST BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES WHICH CAUSE OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE TRUST. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SERIES A PREFERRED SHARES REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A CHARITABLE TRUSTEE OF A CHARITABLE TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE ARTICLES SUPPLEMENTARY FOR THE CLASS A PREFERRED SHARES, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF THE TRUST ON REQUEST AND WITHOUT CHARGE.
               Section 12.3 Transfer of Series A Preferred Shares in Trust.
                    Section 12.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 12.2.1(b) that would result in a transfer of Series A Preferred Shares to a Charitable Trust, such Series A Preferred Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 12.2.1(b). The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the

Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 12.3.6.
                    Section 12.3.2 Status of Series A Preferred Shares Held by the Charitable Trustee. Series A Preferred Shares held by the Charitable Trustee shall be issued and outstanding Series A Preferred Shares of the Trust. The Prohibited Owner shall have no rights in the shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.
                    Section 12.3.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Series A Preferred Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Series A Preferred Shares have been transferred to the Charitable Trustee shall be paid with respect to such Series A Preferred Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Series A Preferred Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Series A Preferred Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this Section 12, until the Trust has received notification that Series A Preferred Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.
                    Section 12.3.4 Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Series A Preferred Shares of the class or series of Series A Preferred Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to holders of such class or series (determined based upon the ratio that the number of Series A Preferred Shares or such class or series of Series A Preferred Shares held by Charitable Trustee bears to the total number of Series A Preferred Shares of such class or series of Series A Preferred Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Series A Preferred Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Trust, in accordance with Section 12.3.5.
                    Section 12.3.5 Sale of Series A Preferred Shares by the Charitable Trustee. Within 20 days of receiving notice from the Trust that Series A Preferred Shares have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 12.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 12.3.5. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Series A Preferred Shares have been transferred to the Charitable Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 12.3.5, such excess shall be paid to the Charitable Trustee upon demand.
                    Section 12.3.6 Purchase Right in Series A Preferred Shares Transferred to the Charitable Trustee. Series A Preferred Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the shares held in the Charitable Trust pursuant to Section 12.3.5. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale of the Prohibited Owner.
                    Section 12.3.7 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Series A Preferred Shares held in the Charitable Trust would not violate the restrictions set forth in Section 12.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
               Section 12.4 NYSE Transactions. Nothing in this Section 12 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Section 12 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 12.
               Section 12.5 Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 12.

               Section 12.6 Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.
          FOURTH: The Series A Preferred Shares have been classified and designated by the Board of Trustees of the Trust under the authority contained in the Declaration of Trust.
          FIFTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.
          SIXTH: The undersigned President and Chief Executive Officer of the Trust acknowledges these Articles Supplementary to be the corporate act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Trust acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

          IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 31st day of March, 2009.

RAMCO-GERSHENSON PROPERTIES TRUST

By:
	Name:	Dennis E. Gershenson
	Title:	President and Chief Executive Officer

ATTEST:

Name: Richard J. Smith
Title: Secretary